Exhibit 99.1

Owens-Illinois Closes on Acquisition of BSN Glasspack

TOLEDO, Ohio, June 21, 2004 — Owens-Illinois, Inc. (NYSE: OI) today announced that it has completed the acquisition of BSN Glasspack, S.A., the second largest glass container manufacturer in Europe, from Glasspack Participations, a company controlled by investment funds advised by CVC Capital Partners.

As announced on June 10, the Company received its final regulatory approval from the European Commission after committing to divest two plants (located in Barcelona, Spain, and Corsico, Italy) as part of the transaction.  Until these plants are sold, they will be held separately from O-I’s assets and will be managed under the supervision of an independent trustee.

Total consideration for the acquisition was approximately 1,160 million euros (US$1,400 million), including the assumption of debt.  The Company expects the transaction to be accretive to earnings and cash flow in the first year without synergy savings.  The Company expects synergy savings of more than 60 million euros (US$72 million) annually, to be achieved by the end of the third full year.

“We are proud to officially welcome BSN to the Owens-Illinois family as we combine to create the largest glass container manufacturer on four continents,” said Steve McCracken, Owens-Illinois Chairman and Chief Executive Officer.  “We are determined to execute our integration plan swiftly and efficiently in leveraging these valuable added capabilities.”

In 2003, BSN had net sales of approximately US$1.5 billion, which compares to the Company’s North American glass sales in 2003 of approximately US$1.8 billion  The acquisition increases O-I’s European presence by adding 18 glass container plants for a total of 39 facilities with 84 furnaces and 248 production lines and approximately 9,000 employees.

O-I Subsidiary Sells Plastics Assets

Owens-Illinois also announces that ACI Packaging, a subsidiary of the Company, has completed the sale of a substantive part of its plastics packaging business in Australia and New Zealand to Visy Industrial Plastics, a wholly-owned subsidiary of Visy Industrial Packaging, for approximately US$50 million. Cash proceeds will be used to repay bank debt.

About O-I

Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia and New Zealand — and now Europe. Owens-Illinois also is a worldwide manufacturer of plastics packaging with operations in North America, South America, Europe and Australia. O-I reported 2003 net sales of US$6.0 billion.

Forward-looking statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (11) the timing of the Company’s divestiture of its plants in Barcelona and Corsico and the amount of proceeds from the divestitures, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

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CONTACT:  OWENS-ILLINOIS, Sara Theis, 419-247-1297

Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at www.o-i.com; or at www.prnewswire.com.